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                                                            Exhibit 12(a)(1)(f)


To Participants in the Boise Cascade Office Products Corporation Employee Stock Purchase Plan:

Enclosed are the following documents related to the tender offer to purchase BCOP common stock:

      o     Letter of Transmittal and Substitute Form W-9
      o     Offer to Purchase
      o     Notice of Guaranteed Delivery
      o Guidelines For Certification Of Taxpayer Identification Number On Substitute Form W-9

If you are not a U.S. resident, a Form W-8BEN and instructions are also enclosed. You should complete the Form W-8BEN instead of the Substitute Form W-9.

If you wish to tender the shares of BCOP stock that you hold through the Plan, please:

      1.    sign where indicated in Item F on the Letter of Transmittal,

      2. complete and sign the Substitute Form W-9 (or, for non-U.S. residents, the Form W-8BEN), and

      3.    return these documents in the enclosed return envelope.

Note that because you do not have certificates representing the shares of BCOP stock that you own through the Plan, you are not required to complete the portion of Item A on the Letter of Transmittal referring to certificate number. If you wish to complete other portions of the Letter of Transmittal, please refer to the instructions.

If you need assistance completing the Letter of Transmittal or have questions regarding the tender offer, please contact the Boise Cascade Corporation Shareholder Services Department at 800/544-6473.